Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
First Quarter Fiscal 2020 Financial Results

HARRISBURG, PA – May 28, 2020 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the first quarter ended May 2, 2020.

First Quarter Summary:

•	Total net sales increased 7.5% to $349.4 million.

•	Comparable store sales decreased 3.3% compared with a 0.8% increase in the prior year.

•	The Company opened 17 stores and closed two stores, ending the quarter with 360 stores in 25 states, an increase in store count of 11.1% year over year.

•	Operating income increased 5.4% to $43.0 million. Adjusted operating income(1) increased 6.9%.

•	Net income decreased 13.6% to $33.5 million and net income per diluted share decreased 13.6% to $0.51.

•	Adjusted net income(1) increased 6.7% to $32.2 million and adjusted net income per diluted share(1) increased 6.5% to $0.49.

•	Adjusted EBITDA(1) increased 6.6% to $49.7 million.

John Swygert, President and Chief Executive Officer, stated, “We are pleased with and proud of our first quarter performance in light of the challenges we faced from COVID-19 and the current economic backdrop.  We saw comparable sales turn positive following steep declines mid-quarter, coinciding with the arrival of stimulus checks in addition to our communications to customers that we remain open and have great deals on items they need. The inflection in our comp trend clearly demonstrates our ability to pivot quickly and respond to changing customer demands. We are very grateful for the extraordinary work of our merchant, distribution center and store support center teams and incredibly proud of our store associates who have gone above and beyond to serve our customers.  My heartfelt thanks goes to the entire Ollie’s family for their tireless work to ensure the continued health and safety of our customers and each other.”

Mr. Swygert continued, “Our second quarter sales are off to a strong start and we will continue to respond to the current environment by remaining agile, managing costs and leveraging our strong cash position.  That said, given the continued uncertainties regarding the duration and severity of the impact of COVID-19, we are not providing fiscal 2020 guidance.  As we look ahead, we are uniquely well-positioned to capitalize on the market disruption we expect to see later this year.  Based on our proven business model, strong track record of success in both good and bad economic times, and the growth opportunities in front of us, we remain very excited about our future.”

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

First Quarter Results

Net sales totaled $349.4 million in the first quarter of fiscal 2020, an increase of 7.5% compared with net sales of $324.9 million in the first quarter of fiscal 2019.  The increase in net sales was driven by strong new store performance.  Comparable store sales decreased 3.3%, following a 0.8% increase in the same period last year.

The Company experienced significant volatility in its comparable store sales during the first quarter of fiscal 2020 as traffic and sales significantly decreased in the initial consumer reaction to the COVID-19 pandemic.  The Company’s stores remained open during the quarter, and comparable store sales subsequently improved as the Company effectively responded to changing consumer needs and benefited from consumer spending associated with receipt of federal relief funds for the pandemic.

Gross profit increased 5.7% to $140.4 million in the first quarter of fiscal 2020 from $132.7 million in the first quarter of fiscal 2019. Gross margin decreased 70 basis points to 40.2% in the first quarter of fiscal 2020 from 40.9% in the first quarter of fiscal 2019. The decrease in gross margin in the first quarter of fiscal 2020 is primarily due to higher sales penetration of consumables, which generally carry below average gross margin rates, and the deleveraging of supply chain costs as a percentage of net sales due to lower than planned sales.

Pre-opening expenses related to new stores decreased to $3.7 million in the first quarter of fiscal 2020 from $5.2 million in the first quarter of fiscal 2019 due to the comparative number and timing of new stores.  During the first quarter of fiscal 2020, the Company opened 17 stores and closed two stores, one as planned and one closed temporarily due to smoke damage from a fire at an adjacent tenant.  As a percentage of net sales, pre-opening expenses decreased 50 basis points to 1.1% in the first quarter of fiscal 2020 from 1.6% in the first quarter of fiscal 2019.

Operating income increased 5.4% to $43.0 million in the first quarter of fiscal 2020 from $40.8 million in the first quarter of fiscal 2019.  Included in operating income in the first quarter of fiscal 2019 is $0.6 million of income related to a gain from an insurance settlement.  Excluding this prior-year gain, adjusted operating income(1) increased 6.9% in the first quarter of fiscal 2020.  As a percentage of net sales, adjusted operating income(1) decreased 10 basis points to 12.3% in the first quarter of fiscal 2020 from 12.4% in the first quarter of fiscal 2019, primarily as a result of the decrease in gross margin partially offset by the leveraging of pre-opening expenses.

Net income decreased 13.6% to $33.5 million, or $0.51 per diluted share, in the first quarter of fiscal 2020 compared with net income of $38.7 million, or $0.59 per diluted share, in the first quarter of fiscal 2019.  Diluted earnings per share in the first quarter of fiscal 2020 and fiscal 2019 included a benefit of $0.02 and $0.12, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gain from the insurance settlement in the first quarter of fiscal 2019, increased 6.7% to $32.2 million, or $0.49 per diluted share, in the first quarter of fiscal 2020 from $30.2 million, or $0.46 per diluted share, in the first quarter of fiscal 2019.

Adjusted EBITDA(1) increased 6.6% to $49.7 million in the first quarter of fiscal 2020 from $46.6 million in the first quarter of fiscal 2019.  Adjusted EBITDA excludes the gain from the insurance settlement in the prior year and non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the first quarter of fiscal 2020 was $119.4 million compared with $58.5 million as of the end of the first quarter of fiscal 2019.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $94.9 million of availability under the facility as of the end of the first quarter of fiscal 2020. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $0.9 million compared with total borrowings of $0.6 million as of the end of the first quarter of fiscal 2019.

Inventories as of the end of the first quarter of fiscal 2020 increased 4.5% to $343.8 million compared with $329.1 million as of the end of the first quarter of fiscal 2019, primarily due to new store growth, strong sales late in the quarter and timing of deal flow.

Capital expenditures in the first quarter of fiscal 2020 totaled $12.4 million compared with $20.1 million in the first quarter of fiscal 2019.  Prior year expenditures included approximately $10.1 million invested in the construction of the Company’s new distribution center.

Conference Call Information

A conference call to discuss first quarter fiscal 2020 financial results is scheduled for today, May 28, 2020, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #1774429.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 362 stores in 25 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2020 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Condensed consolidated statements of income data:
Net sales	$349,363	$324,854
Cost of sales	208,997	192,120
Gross profit	140,366	132,734
Selling, general and administrative expenses	89,720	83,332
Depreciation and amortization expenses	3,944	3,409
Pre-opening expenses	3,722	5,209
Operating income	42,980	40,784
Interest income, net	(83)	(145)
Income before income taxes	43,063	40,929
Income tax expense	9,607	2,212
Net income	$33,456	$38,717
Earnings per common share:
Basic	$0.53	$0.61
Diluted	$0.51	$0.59
Weighted average common shares outstanding:
Basic	63,061	63,188
Diluted	65,242	66,176

Percentage of net sales (1):
Net sales	100.0%	100.0%
Cost of sales	59.8	59.1
Gross profit	40.2	40.9
Selling, general and administrative expenses	25.7	25.7
Depreciation and amortization expenses	1.1	1.0
Pre-opening expenses	1.1	1.6
Operating income	12.3	12.6
Interest income, net	-	-
Income before income taxes	12.3	12.6
Income tax expense	2.7	0.7
Net income	9.6%	11.9%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	May 2, 2020	May 4, 2019
Current assets:
Cash and cash equivalents	$119,351	$58,511
Inventories	343,755	329,065
Accounts receivable	4,146	961
Prepaid expenses and other assets	5,184	5,723
Total current assets	472,436	394,260
Property and equipment, net	135,214	134,498
Operating lease right-of-use assets	357,553	273,099
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,499	2,022
Total assets	$1,643,111	$1,479,288
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$300	$197
Accounts payable	56,642	92,738
Income taxes payable	13,811	9,429
Current portion of operating lease liabilities	61,002	50,955
Accrued expenses and other	58,666	58,773
Total current liabilities	190,421	212,092
Revolving credit facility	-	-
Long-term debt	576	413
Deferred income taxes	59,194	55,424
Long-term operating lease liabilities	298,736	222,976
Other long-term liabilities	5	7
Total liabilities	548,932	490,912
Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	617,188	607,241
Retained earnings	517,027	381,158
Treasury - common stock	(40,100)	(86)
Total stockholders’ equity	1,094,179	988,376
Total liabilities and stockholders’ equity	$1,643,111	$1,479,288

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Net cash provided by operating activities	$41,370	$21,976
Net cash used in investing activities	(12,374)	(20,107)
Net cash provided by financing activities	405	4,701
Net increase in cash and cash equivalents	29,401	6,570
Cash and cash equivalents at the beginning of the period	89,950	51,941
Cash and cash equivalents at the end of the period	$119,351	$58,511

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation and the after-tax gain associated with the insurance settlement, both of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Operating income	$42,980	$40,784
Gain from insurance settlement	-	(565)
Adjusted operating income	$42,980	$40,219

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Net income	$33,456	$38,717
Gain from insurance settlement	-	(565)
Adjustment to provision for income taxes(1)	-	144
Excess tax benefits related to stock-based compensation(2)	(1,247)	(8,113)
Adjusted net income	$32,209	$30,183

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Net income per diluted share	$0.51	$0.59
Adjustments as noted above, per diluted share:
Gain from insurance settlement, net of taxes	-	(0.01)
Excess tax benefits related to stock-based compensation	(0.02)	(0.12)
Adjusted net income per diluted share(1)	$0.49	$0.46

Diluted weighted-average common shares outstanding	65,242	66,176

(1)	Totals may not foot due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Net income	$33,456	$38,717
Interest income, net	(83)	(145)
Depreciation and amortization expenses	5,410	4,199
Income tax expense	9,607	2,212
EBITDA	48,390	44,983
Gain from insurance settlement	-	(565)
Non-cash stock-based compensation expense	1,319	2,193
Adjusted EBITDA	$49,709	$46,611

Key Statistics

	Thirteen weeks ended
	May 2, 2020	May 4, 2019

Number of stores open at beginning of period	345	303
Number of new stores	17	21
Number of closed stores	(2)	-
Number of stores open at end of period	360	324

Average net sales per store (1)	$986	$1,032
Comparable stores sales change	(3.3)%	0.8%
Comparable store count – end of period	301	268

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.